EXHIBIT 99.1

Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500
UNITED SURGICAL PARTNERS INTERNATIONAL
ANNOUNCES THIRD QUARTER RESULTS
Company Establishes Guidance for 2006
Third Quarter Continuing Operations Highlights:
•	Net income increased 49% to $11.7 million (excluding the charge for the early termination of the Company’s credit facility in the prior year period)

•	Earnings per share increased 44% to $0.26 (excluding the charge for the early termination of the Company’s credit facility in the prior year period)

•	Same facility revenue growth of 12%
Dallas, Texas (October 26, 2005) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced results for the third quarter and nine months ended September 30, 2005. Due to the sale of the Company’s Spanish operations in September 2004, all results of operations referenced in this press release reflect only continuing operations, and earnings per share numbers have been adjusted and restated for the Company’s three-for-two stock split, which was effective July 15, 2005.
          For the third quarter ended September 30, 2005, net revenues were $117.4 million, up 22% from $96.6 million in the prior year period. Net income for the third quarter increased 49% to $11.7 million, or $0.26 per diluted share, compared with $7.8 million, or $0.18 per diluted share, for the prior year period (excluding the $1.1 million after-tax charge for the early termination of the Company’s credit facility). Company-wide same-facility net revenue for the third quarter increased 12% over the prior year period, resulting from a 13% increase for facilities in the U.S. and a 2% increase for facilities in the United Kingdom.
          Cash flows from operating activities for the third quarter totaled $35.1 million compared with $36.8 million for the prior year period. The prior year period includes a $5 million benefit resulting from the reversal of a timing issue that had adversely affected cash flows in the second quarter of 2004. During the third quarter, the Company invested approximately $6.2 million in maintenance capital expenditures and an additional $2.2 million to expand existing facilities.
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USPI Announces Third Quarter Results

October 26, 2005
          For the nine months ended September 30, 2005, net revenues were $357.4 million, up 27% from $280.9 million in the prior year period. Net income for the nine months ended September 30, 2005, increased 44% to $34.8 million, or $0.78 per diluted share, compared with $24.2 million, or $0.55 per diluted share, for the prior year period (excluding the $1.1 million after-tax charge for the early termination of the Company’s credit facility). Company-wide same-facility net revenue for the nine months ended September 30, 2005, increased 10% over the prior year period, resulting from a 10% increase for facilities in the U.S. and an 8% increase for facilities in the United Kingdom.
          Cash flows from operating activities for the nine months ended September 30, 2005, totaled $103.4 million compared with $76.6 million for the prior year period. During the nine months ended September 30, 2005, the Company invested approximately $15.6 million in maintenance capital expenditures and an additional $5.9 million to expand existing facilities.
          The Company’s operating income for the third quarter increased 33% over the prior year period to $33.0 million and the operating income margin increased by 230 basis points to 28.1% as compared with 25.8% in the prior year period. This was due primarily to continued growth in equity in earnings of unconsolidated affiliates. In addition, a decrease in bonus expenses calculated per the Company’s bonus plan resulted in a reduction in general and administrative expenses.
          During the quarter, the Company was fortunate not to experience any material physical damage from hurricanes Katrina or Rita. Six facilities in Houston, Texas, and one facility in Corpus Christi, Texas, did experience a disruption in case volume during the last seven workdays in September. Many of these cases are instead being performed in the fourth quarter of 2005. Also, the opening of the surgical hospital in Baton Rouge, Louisiana, was delayed by one month to late October, which will slightly increase this facility’s start-up losses.
          Commenting on third quarter results, William H. Wilcox, United Surgical Partners International’s chief executive officer, said, “While we are very pleased with our earnings growth, we remained focused on improving same-facility case growth, which is a key driver of our business.”
          During the quarter, the Company opened its fourth de novo facility of 2005. Subsequent to the end of the third quarter the Company opened the previously mentioned surgical hospital in Baton Rouge, Louisiana. Mr. Wilcox added, “We are particularly pleased that even after opening 10 de novo facilities in the last year, we still have 15 facilities under development, each of which is in partnership with physicians and a local non profit hospital. Additionally, our current acquisition activities also support our expectation that we will add a total of 12 to 15 facilities in 2006.”
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USPI Announces Third Quarter Results

October 26, 2005
          Based on year-to-date results, the Company is confirming its guidance for 2005 earnings per share of $1.03 — $1.05. The Company also established the following guidance for 2006:
•	Earnings per share of $1.11 — $1.15, excluding future acquisitions.

•	Same-facility revenue growth of 9 — 12%.

•	Consolidated revenues of $505 — $520 million.

•	Total revenues under management, including both consolidated and unconsolidated facilities, of $1.00 — $1.03 billion.

•	Cash flows from operating activities of $130 — $140 million.

•	Capital expenditures of $30 million.

•	12 to 15 new facilities, the majority expected to be de novo facilities.

•	Incremental equity compensation expense of $0.10 per share, including the impact of expensing stock options from adopting the revised Statement of Financial Accounting Standards No. 123 on January 1, 2006, and related changes in the Company’s restricted stock compensation strategy.
          The 2006 guidance does not include the effect of any future acquisitions or any other use of available cash. One option would be to refinance the Company’s senior subordinated notes, which are callable December 2006 at 105% of face value. Currently, the Company plans to use its available cash to invest in and grow its business.
          The live broadcast of United Surgical Partners International’s third quarter conference call will begin at 11:00 a.m. Eastern Time on October 27, 2005. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.unitedsurgical.com or at www.earnings.com.
          United Surgical Partners International, headquartered in Dallas, Texas, currently has ownership interests in or operates 95 surgical facilities. Of the Company’s 92 domestic facilities, 62 are jointly owned with not-for-profit healthcare systems. The Company also operates three facilities in London, England.
          The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement from payors to healthcare providers; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) geographic concentrations of certain of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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USPI Announces Third Quarter Results

October 26, 2005
UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data and number of facilities)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Revenues	$117,412	$96,557	$357,445	$280,895

Equity in earnings of unconsolidated affiliates	5,747	3,622	17,221	14,081

Operating expenses:
Salaries, benefits and other employee costs	29,813	25,304	91,249	71,973
Medical services and supplies	21,633	16,144	63,403	45,875
Other operating expenses	21,106	18,292	64,771	52,477
General and administrative expenses	7,486	6,402	23,248	20,351
Provision for doubtful accounts	2,611	2,226	7,708	5,824
Depreciation and amortization	7,504	6,924	22,901	19,823

Total operating expenses	90,153	75,292	273,280	216,323

Operating income	33,006	24,887	101,386	78,653
Interest expense, net	(5,552)	(6,649)	(17,560)	(19,507)
Loss on early termination of credit facility	—	(1,635)	—	(1,635)
Other	283	175	536	205

Income before minority interests	27,737	16,778	84,362	57,716
Minority interests in income of consolidated subsidiaries	(9,571)	(6,495)	(29,809)	(21,556)

Income from continuing operations before income taxes	18,166	10,283	54,553	36,160
Income tax expense	(6,490)	(3,548)	(19,738)	(13,003)

Income from continuing operations	11,676	6,735	34,815	23,157
Discontinued operations, net of tax	207	50,249	207	54,341

Net income	$11,883	$56,984	$35,022	$77,498

Earnings per diluted share:
Continuing operations	$0.26	$0.15	$0.78	$0.53
Discontinued operations	—	1.15	—	1.24

Total	$0.26	$1.30	$0.78	$1.77

Shares used in computing diluted earnings per share	45,235	43,993	44,879	43,886

Supplemental Data:
Facilities operated at period end	94	74 (1)	94	74 (1)

(1)	Excludes the Company’s Spanish facilities, which were sold in September 2004.
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USPI Announces Third Quarter Results

October 26, 2005
UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	Sept. 30,	Dec. 31,
	2005	2004

ASSETS

Current assets:
Cash and cash equivalents	$121,123	$93,467
Accounts receivable, net of allowance for doubtful accounts of $8,590 and $7,277, respectively	44,354	43,591
Other receivables	10,400	20,293
Inventories	7,789	7,188
Other	17,187	14,428

Total current assets	200,853	178,967

Property and equipment, net	259,447	265,889
Investments in affiliates	96,630	43,402
Intangible assets, net	422,447	402,355
Other	29,062	31,691

Total assets	$1,008,439	$922,304

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$16,295	$18,048
Accrued expenses and other	86,326	58,425
Current portion of long-term debt	18,343	15,316

Total current liabilities	120,964	91,789

Long-term debt	267,024	273,169
Other liabilities	40,182	34,470

Total liabilities	428,170	399,428

Minority interests	61,944	48,267

Common stockholders’ equity	518,325	474,609

Total liabilities and stockholders’ equity	$1,008,439	$922,304

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USPI Announces Third Quarter Results

October 26, 2005
UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Supplemental Financial Information
(in thousands, except number of facilities)

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2005	2004	2005	2004

Earnings per share (EPS) reconciliation:
Diluted EPS from continuing operations	$0.26	$0.15	$0.78	$0.53
Loss on early termination of credit facility	—	0.03	—	0.02

Diluted EPS from continuing operations, excluding loss on early termination of credit facility	$0.26	$0.18	$0.78	$0.55

Revenues:
Net patient service revenue	$108,642	$87,179	$329,351	$251,934
Management and administrative services revenue	8,519	9,089	27,388	28,296
Other revenue	251	289	706	665

Total revenues	$117,412	$96,557	$357,445	$280,895

Revenue increase (decrease) due to exchange rate fluctuations	$(470)		$645

Unconsolidated Facilities (1):
Total revenue	$111,101	$80,251	$320,377	$241,281
Number of facilities	52	37	52	37

(1)	Because these facilities are not consolidated by the Company for financial reporting purposes, their revenues and expenses are not included in the revenues and expenses of United Surgical Partners International. The Company accounts for these facilities under the equity method of accounting; accordingly, the Company reflects its share of the net income of these facilities as equity in earnings of unconsolidated affiliates.
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USPI Announces Third Quarter Results

October 26, 2005
UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Key Operating Statistics

	Three Months Ended
	September 30,
			%
	2005	2004	Change
Same-facility statistics: (1)

Cases — United States (2)	100,724	95,895	5.0%

Net revenue/case — United States	$1,829	$1,705	7.3%

Net revenue — United States (in 000s)	$184,224	$163,501	12.7%

Facility operating income margin — United States (3)	27.6%	27.7%	(10)bps

Adjusted admissions — United Kingdom	5,145	5,087	1.1%

Net revenue/adjusted admission — United Kingdom	$4,239	$4,185	1.3%

Net revenue — United Kingdom (in 000s)	$21,810	$21,289	2.4%

Net revenue/adjusted admission — United Kingdom (at constant currency translation rates)	$4,239	$4,102	3.3%

Facility operating income margin — United Kingdom (3)	21.5%	24.3%	(280)bps

Consolidated facility statistics:

Total cases — United States (4)	54,681	44,181	23.8%

Same-facility cases (without acquisitions) (4) (5)	44,331	44,181	0.3%

Total adjusted admissions — United Kingdom	5,145	5,087	1.1%

Total revenues under management	$228,513	$176,808	29.2%

Total consolidated facilities	42	36

(1)	Excludes facilities in their first year of operations. Except where noted, includes facilities accounted for under the equity method as well as consolidated facilities.

(2)	Cases are included in both periods for current year acquisitions.

(3)	Calculated as operating income divided by net revenue.

(4)	Adjusted by 1,391 cases in 2004 for centers that had ownership changes after the third quarter of 2004 that affected their consolidation treatment.

(5)	Excludes acquired facilities during the first year of ownership.
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